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                                                                    Exhibit 4(c)

                          THE LINCOLN ELECTRIC COMPANY

                        1995 LINCOLN STOCK PURCHASE PLAN

     1. Purpose. The purpose of the Lincoln Stock Purchase Plan (the "Plan") is to provide a means for employees of The Lincoln Electric Company, an Ohio corporation (the "Company"), and its subsidiaries to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of common shares of the Company.

     2.  Definitions.  As used in the Plan,

          "Account" means an account established for a Participant pursuant to the Plan.

          "Agent" means the bank, trust company, broker or other agent or agents selected by the Committee to carry out specified functions under the Plan. An employee or other affiliate of the Company may serve as the Agent.

          "Board" means the Board of Directors of the Company.

          "Committee" means the Committee referred to in Section 8(a) hereof.

          "Non-Voting Shares" means the Class A Common Shares, without par value, of the Company.

          "Participant" means an eligible employee who has elected to purchase shares under the Plan and who has not withdrawn all of the shares from his or her Account.

          "Rule 16b-3" means Rule 16b-3, as promulgated and amended from time to time by the Securities and Exchange Commission under the Securities Exchange Act of 1934, or any successor rule to the same effect.

          "Rules" shall mean the Rules adopted by the Committee for the administration of the Plan.

          "Subsidiary" means any corporation or other legal entity in which the Company owns, directly or indirectly, an equity interest and which has been designated by the Committee as an entity whose employees may participate in the Plan.

          "Voting Shares" means the Common Shares, without par value, of the Company.

     3. Eligibility. Except to the extent that the Committee may establish limitations on participation in the Plan, any employee (including any officer, whether or not such officer is also a director of the Company) who has been in the employ of the Company or any Subsidiary for at least one year shall be eligible to participate in the Plan. An eligible employee may elect to purchase either Voting Shares or Non-Voting Shares or both in any particular year to the extent the same are made available for purchase pursuant to the Plan.

     4. Purchase of Shares in the Open Market. Each eligible employee shall be entitled to purchase up to $10,000 worth of Voting Shares or Non-Voting Shares, as the employee may elect, per year. Any eligible employee may elect to purchase any or all of the shares so made available to him or her by filing an election on the form and in the manner prescribed by the Committee and authorizing the Company to periodically withhold from any compensation otherwise payable to him or her the amounts necessary to purchase and pay for such shares. Amounts so withheld, combined with the funds of other Participants, shall be transferred periodically to the Agent and applied by the Agent to the purchase of such shares in the open market at prices prevailing from time to time. To the extent shares of the class elected by an employee are not reasonably available for purchase in the open market when required by the Agent, the Agent may substitute shares of the other class. All such shares purchased by the Agent shall thereupon be credited to the employees' Accounts.

     5. Purchase of Shares from the Company. (a) In addition to any shares that are made available pursuant to Section 4 hereof, the Committee may from time to time determine a number of shares to be offered to each eligible employee by the Company for purchase under the Plan each year and whether such


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shares shall be Voting Shares or Non-Voting Shares or a combination thereof. In no event shall an eligible employee be entitled to purchase more than 800 shares per year pursuant to this Section 5. Unless otherwise determined by the Committee, the subscription period for any shares so offered shall commence one week after the filing with the Securities and Exchange Commission of the Company's quarterly report on Form 10-Q for the third quarter of each year and shall end on December 15 each year. The purchase price per share shall be the fair market value per share (as determined by the Committee) on the last day of the subscription period of the shares to be sold or if there is no trading of such shares on such last day, the next succeeding trading day.

     (b) Any eligible employee may elect to purchase any or all of the shares offered to him or her pursuant to this Section 5 by filing an election on the form and in the manner prescribed by the Committee. Unless otherwise determined by the Committee, such election may be revoked by the employee up until the close of business on the last day of the subscription period. Such employee shall promptly pay for the shares so subscribed for in a lump sum either in cash, through withholding from compensation otherwise payable to him or her or by such other medium of payment as the Committee may approve. Unless otherwise determined by the Committee, amounts so paid by such employee shall be applied by the Company to the purchase of such shares from the Company, and the shares so purchased shall thereupon be transferred to the Agent and credited to the employee's Account.

     (c) Subject to adjustment as provided in Section 7 hereof, the aggregate number of Voting Shares and Non-Voting Shares issued or transferred and sold by the Company under the Plan shall not exceed 1,250,000. Such shares may be shares of original issuance or treasury shares.

     6. Accounts. Shares credited to the Accounts of Participants shall be held in the names and on behalf of the Participants by the Agent. Cash dividends shall be reinvested by the Agent in Voting Shares or Non-Voting Shares, which shall be added to the Participants' Accounts. To the extent practicable, dividends shall be reinvested in shares of the same class purchased by the agent in the open market. If shares of either class are not reasonably available for purchase on the open market when required by the Agent, the Agent may reinvest dividends in the other class of shares. If shares of such other class are not so available, the Agent may offer to purchase shares of either class from the Company or take such other action as the Committee may approve. Participants shall be entitled to exercise all such voting rights as may be applicable to shares credited to their Accounts. Any Participant may elect to withdraw any or all of the shares from his or her Account at any time, whereupon such Participant shall be entitled to receive a certificate or certificates representing the number of full shares withdrawn, together with cash for any fractional share. The Committee may, however, require that a minimum number of shares be maintained in a Participant's Account if less than all shares are withdrawn.

     7. Adjustments Upon Changes in Capitalization. The Committee may make or provide for such adjustments in the number or kind of shares or other securities that may be sold under the Plan as the Committee in its sole discretion, exercised in good faith, may determine is required to reflect (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, separation, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase stock, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

     8. Administration. (a) This Plan shall be administered by the Compensation Committee of the Board. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. The Committee may adopt and from time to time amend, modify or terminate the Rules. Any action required by the Plan to be taken by the Committee may be taken through the Rules or by separate Committee action. The Committee shall appoint the Agent and may delegate to it any of its powers or duties under the Plan except its authority to exercise discretion with respect to the amount, timing and pricing of the offering of shares pursuant to Section 5 hereof.

     (b) The interpretation and construction by the Committee of any provision of the Plan, the Rules or any related agreement, notification or document, and any determination by the Committee pursuant to any


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provision of the Plan, the Rules or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable to any person, including, without limitation, any Participant and any person claiming by, through or under such Participant, for any such action taken or determination made in good faith.

     (c) All fees and expenses of the Plan shall be paid by the Company, including, without limitation, the fees and expenses of the Agent and all brokerage commissions incurred in connection with the purchase of shares in the open market.

     9. Amendments. This Plan may be amended from time to time by the Committee; provided, however, except as expressly authorized by this Plan, no such amendment shall cause the Plan to cease to satisfy any applicable condition of Rule 16b-3, without the further approval of the shareholders of the Company.

     10. International Employees. In order to further the purposes of the Plan, the Committee may provide for such special terms for purchases of shares by Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

     11. Miscellaneous. (a) To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant under the Plan, it shall be a condition to the receipt of any such payment or the realization of any such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of any taxes required to be withheld.

     (b) The Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant's employment or other service at any time.

     (c) Participation in the Plan shall not preclude a Participant from participating in any other stock purchase plan of the Company, including, without limitation, any Company stock fund created under any 401(k) savings plan.

     (d) The Plan is intended to comply with Rule 16b-3 as in effect prior to May 1, 1991. The Committee may at any time elect that Rule 16b-3 as in effect on and after such date shall apply to the Plan.

     (e) Effectiveness of the Plan is subject to approval of the Plan by the Company's shareholders, and the Plan shall be implemented by the Committee following consummation of the Recapitalization Amendment contemplated by the Company's Proxy Statement for its annual meeting to be held in 1995.